FOR IMMEDIATE RELEASE

Contact:
Alan Shuler
Vice President & Chief Financial Officer
MakeMusic! Inc.
(952) 906-3690
ashuler@makemusic.com

MAKEMUSIC ANNOUNCES THREE AND NINE MONTH RESULTS

Total Revenue Increased 50% in Quarter
SmartMusic Subscriptions Revenue Increased 73% in Nine Months

Minneapolis - October 26, 2005 - MakeMusic, Inc. (Nasdaq: MMUS) today announced financial results for the period ended September 30, 2005. Net revenues for the three and nine months ended September 30, 2005, were $3,981,000 and $8,528,000 compared to $2,662,000 and $8,260,000 in the prior year respectively. The Company also announced net income of $940,000, or 27 cents per basic share compared to a net loss of $112,000, or 3 cents per basic share, in the third quarter of 2004. For the first nine months of 2005, net loss was $561,000, or 16 cents per basic share compared to a net loss of $190,000, or 6 cents per basic share for the first nine months of 2004.

The significant increase in net revenue during the third quarter was due to the strength of the release of Finale® 2006 and continued growth in SmartMusic® revenue. The slight year-to-date decrease in Notation revenue in 2005 is primarily because of the timing of Finale releases in 2004 which included the release of Finale 2004 for Macintosh® OSX in the first quarter. The Company began shipping Finale 2006 on July 25, 2005 with exceptional new features and functionality that have resulted in a strong revenue performance in the current quarter, closing the revenue gap when comparing the first three quarters of 2005 to the first three quarters of 2004.

The SmartMusic subscription service continues to show growth and represents an increasing share of revenue. Subscription service revenues are recognized over the period of the subscription. SmartMusic subscription revenue was $312,000 in the quarter ended September 30, 2005, a 65% increase over subscription revenue of $189,000 in the quarter ended September 30, 2004. Subscription revenue was $855,000 in the nine months ended September 30, 2005, a 73% increase over subscription revenue of $494,000 in the nine months ended September 30, 2004. Total SmartMusic revenue, including accessories related to the SmartMusic product, increased by 49% or $350,000 to $1,059,000 when comparing the nine months ended September 30, 2005 and 2004, respectively.

As of September 30, 2005 the Company had 43,199 active subscriptions, a 41% increase over September 30, 2004. The number of subscriptions by type as of September 30, 2005 and 2004 are as follows:

Subscription Type	30-Sep-05	30-Sep-04
School	13,485	8,461
School-Sponsored Home	27,189	20,344
Home	2,525	1,851
Total	43,199	30,656

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MakeMusic, Inc. Three- and Nine-Month Results
October 26, 2005

Gross profit for the three- and nine-month periods ended September 30, 2005 was $3,347,000, or 84% of sales and $7,049,000, or 83% of sales, respectively, compared to $2,229,000, or 84% of sales, and $6,803,000, or 82% of sales, respectively, in the corresponding periods of 2004.

Operating expenses for the quarter were $2,415,000, a slight increase from $2,343,000 in the same period last year. Operating expenses for the first nine months of 2005 were $7,639,000, an increase of $536,000 from the same period in 2004. Expenses for the quarter and first nine months of 2005 increased, as planned, as the Company increased its investments in product development, product promotion and product support to manage an expected increase in revenue as the year progresses. Operating expenses included non-cash depreciation and amortization of $311,000 and $930,000 for the three and nine months ended September 30, 2005, respectively, and $400,000 and $1,246,000 for the three- and nine-month periods in 2004, respectively.

Net cash provided by (used in) operating activities was $529,000 and $(364,000) for the three and nine months ended September 30, 2005, respectively. The total cash provided by (used in) the three and nine months ended September 30, 2005 was $519,000 and $(481,000), respectively, primarily as a result of the operating income (losses) and reductions in accrued liabilities for the quarter and nine months, respectively. MakeMusic has significantly improved its operating cash flow over the last few years, but due to lower revenues in the first half of 2005 combined with a decision to invest in future company growth, the nine-month period ended September 30, 2005 resulted in negative operating cash flow. However, the Company had a strong third quarter, generating $529,000 in operating cash, and narrowed the gap in our nine month comparisons. Quarterly revenues are typically seasonal, with the first and second quarters being historically lower than the third and fourth quarters. This cyclical nature is primarily due to the timing of Finale family upgrade releases, which typically occur in the third or fourth quarter.

“I am pleased with the significant revenue growth we achieved during the third quarter,” said Bill Wolff, chairman and chief executive officer. “We achieved nearly $4 million in revenue and also put in motion several initiatives that should pay off in continued revenue growth as we move forward. During the quarter we released the 2006 version of Finale, which to-date has been our strongest revenue release ever. Our investments in new marketing efforts as well as focusing on improved communications with our customers is certainly paying off. SmartMusic revenue also continued to grow at a rapid rate but still not at the rate that represents its potential. We have invested in new marketing resources that we believe will more fully exploit that potential.”

Financial tables follow.

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MakeMusic, Inc.
Condensed Consolidated Statements of Operations
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Notation revenue	$3,399	$2,269	$7,098	$7,208
SmartMusic revenue	390	268	1,059	710
Other revenue	192	125	371	342
NET REVENUE	3,981	2,662	8,528	8,260

COST OF REVENUES	634	433	1,479	1,457

GROSS PROFIT	3,347	2,229	7,049	6,803

OPERATING EXPENSES:
Development expenses	746	775	2,471	2,087
Selling and marketing expenses	942	836	2,754	2,651
General and administrative expenses	727	732	2,414	2,365

Total operating expenses	2,415	2,343	7,639	7,103

INCOME (LOSS) FROM OPERATIONS	932	(114)	(590)	(300)

Interest income	12	2	15	4
Other income (expense)	(4)	0	16	108
Net income (loss) before income tax	940	(112)	(559)	(188)

Income tax	0	0	2	2
Net income (loss )	$940	$(112)	$(561)	$(190)

Income (loss) per common share:
Basic	0.27	(0.03)	(0.16)	(0.06)
Diluted	0.23	(0.03)	(0.16)	(0.06)

Weighted average common shares outstanding:
Basic	3,497,749	3,380,762	3,457,132	3,367,894
Diluted	4,085,181	3,380,762	3,457,132	3,367,894

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MakeMusic, Inc.
Condensed Consolidated Balance Sheets
(In thousands of U.S. dollars)

	September 30,	December 31,
	2005	2004
Assets	(unaudited)

Cash and cash equivalents	$1,734	$2,215
Accounts receivable, net	1,005	830
Inventories, net of reserves	617	332
Prepaid expenses and other current assets	203	241
Total current assets	3,559	3,618

Property and equipment, net	333	250
Goodwill, net	3,630	3,630
Capitalized software products	408	347
Intangible assets, net	47	725
Other non-current assets	85	83
Total assets	$8,062	$8,653

Liabilities and Shareholders’ Equity
Current portion of long-term debt and capital lease obligations	$6	$6
Accounts payable	239	494
Accrued compensation	720	1,024
Accrued expenses and other current liabilities	483	402
Reserve for product returns	333	203
Deferred revenue	736	697
Total current liabilities	2,517	2,826

Capital lease obligations, net of current portion	11	16

Shareholders’ Equity:
Common stock	35	34
Additional paid-in capital	61,908	61,626
Accumulated deficit	(56,409)	(55,849)
Total shareholders’ equity	5,534	5,811
Total liabilities and shareholders’ equity	$8,062	$8,653

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MakeMusic, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	2005	2004	2005	2004
Operating activities
Net income (loss)	$940	$(112)	$(561)	$(190)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of intangible assets	272	318	813	990
Depreciation and amortization of property and equipment	39	47	117	146
Amortization of deferred compensation		35		110
Issuance of stock options and warrants for services	(2)	2	4	7
Net change in assets and liabilities:
Accounts receivable	(422)	115	(175)	(173)
Inventories	(20)	(79)	(285)	(69)
Prepaid expenses and other current assets	(30)	0	32	3
Accounts payable	(265)	(24)	(254)	(46)
Accrued liabilities and product returns	32	(158)	(93)	(60)
Deferred revenue	(15)	(40)	38	(93)
Net cash provided by (used in) operating activities	529	104	(364)	625

Net cash used in investing activities
Purchases of property & equipment	(59)	(44)	(201)	(107)
Capitalized development and other intangibles	(69)	(30)	(191)	(134)
Net cash used in investing activities	(128)	(74)	(392)	(241)

Net cash provided by (used in) financing activities
Proceeds from stock options & warrants exercised	119	3	279	15
Payments on long-term debt and capital leases	(1)	(2)	(4)	(51)
Net cash provided by (used in) by financing activities	118	1	275	(36)

Net increase (decrease) in cash and cash equivalents	519	31	(481)	348
Cash and cash equivalents, beginning of period	1,215	1,784	2,215	1,467
Cash and cash equivalents, end of period	$1,734	$1,815	$1,734	$1,815

Supplemental disclosure of cash flow information
Interest paid	1	0	5	2
Income taxes paid	0	0	1	2

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About MakeMusic, Inc.
MakeMusic, Inc.® is a world leader in music education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale®, the world’s best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library. MakeMusic maintains its corporate headquarters in Minneapolis, Minnesota. The Company can be reached at http://www.makemusic.com.

Cautionary Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as “believe,”“estimate,”“expect,”“intend,”“may,”“could,”“will,” and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Our forward-looking statements in this release relate to our revenue growth. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include, but are not limited to, the market acceptance of our products; our dependence on releasing annual Finale upgrades; the seasonality of our business; the intense competition we face; the rapid technological changes and obsolescence in our industry; other general business and economic conditions; and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

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